Filed pursuant to Rule 424(b)(2)
SEC File No. 333-187350

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)
4.600% Global Notes due 2045	$2,619,000,000	100.000%	$2,619,000,000	$304,327.80

(1)	Pursuant to Rule 457(r), the total registration fee for this offering is $304,327.80.
(2)	A filing fee of $304,327.80 is being paid in connection with this offering.

Prospectus Supplement

January 29, 2015

(To Prospectus dated March 18, 2013)

U.S.$2,619,000,000

AT&T Inc.

4.600% Global Notes due 2045

We will pay interest on the 4.600% global notes due 2045 (the “Notes”) on February 12 and August 12 of each year. The first such payment will be made on August 12, 2015. The Notes will mature on February 12, 2045.

We have the option to redeem the Notes on not less than 30 nor more than 60 days’ notice, in whole or in certain circumstances, in part, on each February 12 on or after February 12, 2017 at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to the date of redemption as described under the heading “Description of the Notes — The Notes — Optional Redemption.” We may also redeem the Notes prior to the maturity thereof under the circumstances described under “Description of the Notes — Redemption Upon a Tax Event.” The Notes will be issued in minimum denominations of $100,000 and integral multiples of $1,000.

See “Risk Factors” beginning on page 29 of our Annual Report to Stockholders, portions of which are filed as Exhibit 13 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and “Risk Factors” beginning on page 39 of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, which are incorporated by reference herein, to read about factors you should consider before investing in the Notes.

Application will be made to the GreTai Securities Market (the “GreTai”) for the listing of, and permission to deal in, the Notes by way of debt issues to professional institutional investors as defined under Paragraph 2, Article 19-7 of the Regulations Governing Securities Firms of the Republic of China (“ROC”) only and such permission is expected to become effective on or about February 12, 2015. The GreTai is not responsible for the content of this prospectus supplement or the accompanying prospectus and no representation is made by the GreTai as to the accuracy or completeness of this prospectus supplement or the accompanying prospectus. The GreTai expressly disclaims any and all liability for any losses arising from, or as a result of the reliance on, all or part of the contents of this prospectus supplement or the accompanying prospectus. Admission to the listing and trading of the Notes on the GreTai shall not be taken as an indication of the merits of us or the Notes. No assurance can be given that such applications will be granted or that the GreTai listing will be maintained.

The Notes have not been, and shall not be, offered, sold or re-sold, directly or indirectly, in the ROC to investors other than “professional institutional investors” as defined under Paragraph 2, Article 19-7 of the Regulations Governing Securities Firms of the ROC, which currently include: overseas or domestic banks, insurance companies, bills finance companies, securities firms, fund management companies, government investment institutions, government funds, pension funds, mutual funds, unit trusts, securities investment trust enterprises, securities investment consulting enterprises, trust enterprises, futures commission merchants, futures service enterprises, and other institutions approved by the Financial Supervisory Commission of the ROC.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	100%	$2,619,000,000
Selling discounts	0.100%	$2,619,000
Proceeds, before expenses, to AT&T(1)	99.250%	$2,599,357,500

(1)	The net proceeds to AT&T reflect the initial price to public set forth above as reduced by (a) the selling discount set forth above and (b) an aggregate fee of $17,023,500 that AT&T will pay to Morgan Stanley & Co. LLC; Mitsubishi UFJ Securities (USA), Inc.; BNP Paribas; U.S. Bancorp Investments, Inc.; EA Markets Securities LLC; Apto Partners, LLC; Academy Securities, Inc.; Drexel Hamilton, LLC; Lebenthal & Co., LLC; Mischler Financial Group, Inc.; MFR Securities, Inc. and Blaylock Beal Van, LLC (together the “Structuring Agents”) in connection with structuring services that they provided in connection with the Notes. The Structuring Agents will not underwrite or sell any Notes offered hereby. Morgan Stanley & Co. LLC has agreed to reimburse us for certain of our expenses. See “Selling.”

The initial public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from February 12, 2015.

The managers expect to deliver the Notes in book-entry form only through the facilities of Clearstream Banking, Société Anonyme and Euroclear Bank S.A./N.V., against payment in New York, New York on or about February 12, 2015.

Joint Book-Running Managers

MasterLink Securities Corporation	Mega International Commercial Bank Co., Ltd.

We have not, and the managers have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, we take no responsibility for, nor can we provide any assurance as to the reliability of, any other information that others may give you. We are not, and the managers are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Notes are offered globally for sale in those jurisdictions in the United States, Europe and Asia where it is lawful to make such offers.

References herein to “$” and “U.S. dollars” are to the currency of the United States. The financial information presented in and incorporated by reference into this prospectus supplement has been prepared in accordance with generally accepted accounting principles in the United States.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document which we have incorporated by reference, then you should consider only the statement in the more recent document.

In this prospectus supplement, “we,” “our,” “us” and “AT&T” refer to AT&T Inc. and its consolidated subsidiaries.

Prospectus Supplement

Prospectus

SUMMARY OF THE NOTES OFFERING

Issuer	AT&T Inc.

Securities Offered	U.S.$2,619,000,000 aggregate principal amount of 4.600% global notes due 2045 (the “Notes”).

Maturity Date	February 12, 2045, at par.

Interest Rate	The Notes will bear interest from February 12, 2015 at the rate of 4.600% per annum, payable semi-annually in arrears in two equal payments.

Interest Payment Dates	February 12 and August 12 of each year, commencing on August 12, 2015.

Optional Redemption	We have the option to redeem all, but not less than all, of the Notes then outstanding on each February 12 on or after February 12, 2017 (each, a “Redemption Date”). In addition, on the first Redemption Date on which we opt to redeem Notes, we also have the option to instead only redeem 50% of the aggregate principal amount of the Notes then outstanding. If we opt to redeem 50% of the aggregate principal amount of the Notes then outstanding on a Redemption Date, any remaining Notes can be redeemed at our option on a future Redemption Date in whole but not in part. Any redemption described in this paragraph must be on not less than 30 nor more than 60 days’ notice and will be at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to the date of redemption. In addition, we may at any time purchase the Notes by tender, in the open market or by private agreement, subject to applicable law. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the trustee, pro rata, in a manner that it deems fair and appropriate in accordance with applicable depositary procedures. See “Description of the Notes — The Notes — Optional Redemption.”

The Notes are also redeemable at our option in connection with certain tax events. See “Description of the Notes — Redemption Upon a Tax Event.”

Currency of Payment	The Notes will be denominated in U.S. dollars and we will pay principal, interest and any premium in U.S. dollars.

Market	The Notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers. See “Selling.”

Listing	The Notes will be listed on the GreTai Securities Market (the “GreTai”).

Form and Settlement	The Notes will be issued only in registered, book-entry form. There will be a Global Note deposited with a common depositary for Clearstream Banking, Société Anonyme and Euroclear Bank S.A./N.V., as operator of the Euroclear System.

Governing Law	The Notes will be governed by the laws of the State of New York.

USE OF PROCEEDS

The net proceeds to AT&T from the Notes offering will be approximately $2,599,357,500, which reflects the proceeds from the offering, after deducting the selling discount and our estimated offering and other expenses including fees payable to Structuring Agents, net of the reimbursement from Morgan Stanley & Co. LLC. These proceeds will be used for general corporate purposes, including acquisition related payments.

CAPITALIZATION

The following table sets forth the capitalization of AT&T as of December 31, 2014 and as adjusted solely to reflect the issuance of $2,619,000,000 of the Notes, net of the selling discounts and our estimated offering and other expenses (including fees paid to Structuring Agents, net of reimbursements from Morgan Stanley & Co. LLC), and the application of the net proceeds as described under “Use of Proceeds” above assuming that all of the net proceeds from the sale of the Notes would be used for general corporate purposes, including acquisition related payments. This table reflects certain unaudited consolidated financial information as of December 31, 2014 that was included in our Current Report on Form 8-K filed on January 28, 2015. AT&T’s total capital consists of debt (long-term debt and debt maturing within one year) and shareowners’ equity.

	As of December 31, 2014
	Actual	As Adjusted
	(Unaudited)	(Unaudited)
	(In millions)
Long-term debt (1)	$76,011	$78,630
Debt maturing within one year (2)	6,056	6,056
Shareowners’ equity:
Common shares ($1 par value, 14,000,000,000 authorized)	6,495	6,495
Capital in excess of par value	91,108	91,108
Retained earnings	27,736	27,736
Treasury shares	(47,029)	(47,029)
Other adjustments	8,614	8,614
Shareowners’ equity	$86,924	$86,924

Total Capitalization	$168,991	$171,610

(1)	In addition to our other credit agreements, we have engaged certain banks to provide a line of credit for the purpose of providing financing in connection with potential acquisition payments, which includes the following arrangements, (a) a $9.155 billion credit agreement containing a (i) $6.286 billion term loan facility and a (ii) $2.869 billion term loan facility, with certain investment and commercial banks and Mizuho Bank, Ltd. (“Mizuho”), as administrative agent and (b) a $2.0 billion 18-month credit agreement with Mizuho as initial lender and agent. As of the date of this prospectus supplement, we had no borrowings under either credit agreement.
(2)	Debt maturing within one year consists principally of the current portion of long-term debt and commercial paper and other short-term borrowings.

DESCRIPTION OF THE NOTES

The following description of the general terms of the Notes should be read in conjunction with the statements under “Description of Debt Securities We May Offer” in the accompanying prospectus. If this summary differs in any way from the “Summary Description of the Securities We May Issue” in the accompanying prospectus, you should rely on this summary.

General

The Notes will be issued under our indenture, dated as of May 15, 2013, with The Bank of New York Mellon Trust Company, N.A., acting as trustee, as described under “Description of Debt Securities We May Offer” in the accompanying prospectus. The Notes will be our unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under our indenture. We will issue the Notes in fully registered form only and in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

We may issue definitive Notes in the limited circumstances set forth in “— The Clearing Systems — Certificated Notes” below. If we issue definitive Notes, principal of and interest on our Notes will be payable in the manner described below, the transfer of our Notes will be registrable, and our Notes will be exchangeable for Notes bearing identical terms and provisions, at the office of The Bank of New York Mellon (London Branch), the paying agent and registrar for our Notes pursuant to a paying agent agreement to be entered into in connection with the offering of the Notes, currently located at The Bank of New York Mellon (London Branch), One Canada Square, London E14 5AL. However, payment of interest, other than interest at maturity, or upon redemption, may be made by check mailed to the address of the person entitled to the interest as it appears on the security register at the close of business on the regular record date corresponding to the relevant interest payment date. Notwithstanding this, (1) the depositary, as holder of our Notes, or (2) a holder of more than $5 million in aggregate principal amount of Notes in definitive form can require the paying agent to make payments of interest, other than interest due at maturity, or upon redemption, by wire transfer of immediately available funds into an account maintained by the holder in the United States, by sending appropriate wire transfer instructions as long as the paying agent receives the instructions not less than ten days prior to the applicable interest payment date. The principal and interest payable in U.S. dollars on a Note at maturity, or upon redemption, will be paid by wire transfer of immediately available funds against presentation of a Note at the office of the paying agent.

The Notes

For purposes of the Notes, a business day means a business day in The City of New York and Taipei, Taiwan.

The Notes offered by this prospectus supplement will bear interest at the rate of 4.600% per annum. We will pay interest on our Notes in arrears on each February 12 and August 12, commencing on August 12, 2015, to the persons in whose names our Notes are registered at the close of business on the January 28 and July 26 preceding the respective interest payment date. The Notes will mature on February 12, 2045.

All payment dates with respect to the Notes, whether at maturity, upon earlier redemption or on any interest payment date, shall be determined in accordance with the time-zone applicable to The City of New York. Because of time-zone difference, the interest payment date on which we make payment may not be the same business day in the applicable jurisdiction of the relevant holder of Notes. In addition, deliveries, payments and other communications involving the Notes are likely to be carried out through Euroclear and Clearstream, which means such transactions can only be carried out on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States or Taiwan. See also “— The Clearing Systems — Secondary Market Trading” below.

Optional Redemption of the Notes

We have the option to redeem all, but not less than all, of the Notes then outstanding on each February 12 on or after February 12, 2017 (each, a “Redemption Date”). In addition, on the first Redemption Date on which we opt to redeem Notes, we also have the option to instead only redeem 50% of the aggregate principal amount of the Notes then outstanding. If we opt to redeem 50% of the aggregate principal amount of the Notes then outstanding on a Redemption Date, any remaining Notes can be redeemed at our option on a future Redemption Date in whole but not in part. Any redemption described in this paragraph must be on not less than 30 nor more than 60 days’ notice and will be at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to the date of redemption. We will calculate the redemption price in connection with any redemption hereunder.

In addition, we may at any time purchase the Notes by tender, in the open market or by private agreement, subject to applicable law.

On and after the redemption date, interest will cease to accrue on the Notes redeemed, unless we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with a paying agent or the trustee money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date.

If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the trustee, pro rata, in a manner that it deems fair and appropriate in accordance with applicable depositary procedures.

The Clearing Systems

Global Clearance and Settlement

The Notes will be issued in the form of one or more global notes (the “Global Notes”) in fully registered form, without coupons, and will be deposited on the settlement date with a common depositary for, and in respect of interests held through, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, Société Anonyme (“Clearstream”). Except as described herein, certificates will not be issued in exchange for beneficial interests in the Global Notes.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.

Beneficial interests in the Global Notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of $100,000 and integral multiples of $1,000 in excess thereof. Investors may hold Notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Owners of beneficial interests in the Global Notes will not be entitled to have Notes registered in their names, and will not receive or be entitled to receive physical delivery of Notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the Notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in Global Notes.

Persons who are not Euroclear or Clearstream participants may beneficially own Notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream. So long as the common depositary for Euroclear and Clearstream is the registered owner of the Global Note, the common depositary for all purposes will be considered the sole holder of the Notes represented by the Global Note under the indenture and the Global Notes.

Certificated Notes

If the applicable depositary is at any time unwilling or unable to continue as depositary for any of the Global Notes and a successor depositary is not appointed by us within 90 days, we will issue the Notes in definitive form in exchange for the applicable Global Notes. We will also issue the Notes in definitive form in exchange for the Global Notes if an event of default has occurred with regard to the Notes represented by the Global Notes and has not been cured or waived. In addition, we may at any time and in our sole discretion determine not to have the Notes represented by the Global Notes and, in that event, will issue the Notes in definitive form in exchange for the Global Notes. In any such instance, an owner of a beneficial interest in the Global Notes will be entitled to physical delivery in definitive form of the Notes represented by the Global Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. The Notes so issued in definitive form will be issued as registered in minimum denominations of $100,000 and integral multiples of $1,000 thereafter, unless otherwise specified by us. Our definitive form of the Notes can be transferred by presentation for registration to the registrar at its New York office and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive notes.

Clearing Systems

Euroclear. Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. All operations are conducted by Euroclear Bank, S.A./N.V. and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the managers (“Euroclear participants”). Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with Euroclear Bank are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian laws (collectively, the “Euroclear Terms and Conditions”). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payment with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear Bank acts under the Euroclear Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Bank and by Euroclear.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depository. Clearstream holds securities for Clearstream participants and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in several countries. As a professional depository, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are financial institutions around the world including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations and may include the managers. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

Euroclear and Clearstream Arrangements

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the Global Notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the indenture and the Notes. Payments of principal, interest and additional amounts, if any, in respect of the Global Notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof. None of us, the trustee, any manager and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions of principal and interest with respect to the Global Note will be credited in U.S. dollars to the extent received by Euroclear or Clearstream from the trustee to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the Global Notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

The holdings of book-entry interests in the Global Notes through Euroclear and Clearstream will be reflected in the book-entry accounts of each such institution. As necessary, the Registrar will adjust the amounts of the Global Notes on the register (the “Register”) for the accounts of the common depositary to reflect the amounts of Notes held through Euroclear and Clearstream, respectively.

Initial Settlement

Investors holding their Notes through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Euroclear and Clearstream holders on the settlement date against payment for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any Notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Secondary market sales of book-entry interests in the Notes held through Euroclear or Clearstream to purchasers of book-entry interests in the Global Note through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the Notes through Euroclear and Clearstream on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States or Taiwan.

In addition, because of time-zone differences, there may be problems with completing transactions involving Euroclear and Clearstream on the same business day as in the United States or Taiwan. U.S. or Taiwanese investors who wish to transfer their interests in the Notes, or to make or receive a payment or delivery of the Notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Euroclear or Clearstream is used.

Euroclear and Clearstream will credit payments to the cash accounts of Euroclear participants or Clearstream customers in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Euroclear participant or Clearstream customer only in accordance with its relevant rules and procedures.

Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of Euroclear and Clearstream. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

ROC Trading

Currently, we have not entered into any settlement agreement with the Taiwan Depository & Clearing Corporation (“TDCC”) and have no intention to do so. In the future, if we enter into a settlement agreement with TDCC, an investor, if it has a securities book-entry account with a Taiwan securities broker and a foreign currency deposit account with a Taiwan bank, may settle the Notes through the account of TDCC with Euroclear or Clearstream if it applies to TDCC (by filing in a prescribed form) to transfer the Notes in its own account with Euroclear or Clearstream to such TDCC account with Euroclear or Clearstream for trading in the domestic market or vice versa for trading in overseas markets. For settlement through TDCC, TDCC will allocate the respective Notes position to the securities book-entry account designated by such investor in the ROC. The Notes will be traded and settled pursuant to the applicable rules and operating procedures of TDCC and the GreTai as domestic bonds. For such investors who hold their interest in the Notes through an account opened and held by TDCC with Euroclear or Clearstream, distributions of principal and/or interest for the Notes to such holders may be made by payment services banks whose systems are connected to TDCC to the foreign currency deposit accounts of the holders. Such payment is expected to be made on the second Taiwanese business day following TDCC’s receipt of such payment (due to time difference, the payment is expected to be received by TDCC one Taiwanese business day after the distribution date). However, when the holders will actually receive such distributions may vary depending upon the daily operations of the Taiwan banks with which the holder has the foreign currency deposit account.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary so that the net payment by us or our paying agent of the principal of and interest on the Notes to a person that is a United States Alien, after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable in respect of the Notes had no withholding or deduction been required. As used herein, “United States Alien” means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

Our obligation to pay additional amounts shall not apply:

(1) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner, or a fiduciary, settlor, beneficiary or member of the beneficial owner if the beneficial owner is an estate, trust or partnership, or a person holding a power over an estate or trust administered by a fiduciary holder:

(a) is or was present or engaged in a trade or business in the United States, has or had a permanent establishment in the United States, or has any other present or former connection with the United States or any political subdivision or taxing authority thereof or therein;

(b) is or was a citizen or resident or is or was treated as a resident of the United States;

(c) is or was a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or is or was a corporation that has accumulated earnings to avoid United States federal income tax;

(d) is or was a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”); or

(e) is or was an actual or constructive owner of 10% or more of the total combined voting power of all classes of stock of AT&T entitled to vote;

(2) to any holder that is not the sole beneficial owner of the Notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an additional amount had such beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;

(3) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner or any other person failed to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4) to any tax, assessment or governmental charge that is imposed other than by deduction or withholding by AT&T or a paying agent from the payment;

(5) to any tax, assessment or governmental charge that is imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that is announced or becomes effective after the day on which the payment becomes due or is duly provided for, whichever occurs later;

(6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or any similar tax, assessment or governmental charge;

(7) to any tax, assessment or other governmental charge any paying agent (which term may include us) must withhold from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent; or

(8) in the case of any combination of the above items.

In addition, any amounts to be paid on the Notes will be paid net of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and no additional amounts will be required to be paid on account of any such deduction or withholding.

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable. Except as specifically provided under this heading “— Payment of Additional Amounts” and under the heading “— Redemption Upon a Tax Event,” we do not have to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority.

Any reference in the terms of the Notes to any amounts in respect of the Notes shall be deemed also to refer to any additional amounts which may be payable under this provision.

Redemption Upon a Tax Event

If (a) we become or will become obligated to pay additional amounts with respect to any Notes as described herein under the heading “— Payment of Additional Amounts” as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, any official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective, on or after the date of this prospectus supplement or (b) a taxing authority of the United States takes an action on or after the date of this prospectus supplement, whether or not with respect to us or any of our affiliates, that results in a substantial probability that we will or may be required to pay such additional amounts, then we may, at our option, redeem, as a whole, but not in part, the Notes on any interest payment date on not less than 30 nor more than 60 calendar days’ prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption. No redemption pursuant to (b) above may be made unless we shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that we will or may be required to pay the additional amounts described herein under the heading “— Payment of Additional Amounts” and we shall have delivered to the trustee a certificate, signed by a duly authorized officer, stating that based on such opinion we are entitled to redeem the Notes pursuant to their terms.

Further Issues

We may from time to time, without notice to or the consent of the holders of the Notes, create and issue further notes ranking equally and ratably with such Notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those further notes. Any further notes will have the same terms as to status, redemption or otherwise as the Notes, and will be fungible with the Notes for United States federal income tax purposes. Any further Notes shall be issued pursuant to a resolution of our board of directors, a supplement to the indenture, or under an officers’ certificate pursuant to the indenture.

Governing Law

The Notes will be governed by and interpreted in accordance with the laws of the State of New York.

TAX CONSIDERATIONS

United States Tax Considerations

This section describes the material United States federal income tax consequences of owning the Notes we are offering. It applies to you only if you acquire Notes in the offering and you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns Notes as part of a straddle or conversion transaction for tax purposes,

•	a person that purchases or sells Notes as part of a wash sale for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Please consult your tax advisor concerning the consequences of owning these Notes, in your particular circumstances, under the Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the United States federal income tax consequences to a United States holder. You are a United States holder if you are the beneficial owner of a Note and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “— United States Alien Holders” below.

Payments of Interest. You will be taxed on interest on your Note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Purchase, Sale and Retirement of the Notes. Your tax basis in your Note generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your Note equal to the difference between the amounts you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your Note. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year.

Medicare Tax. A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income generally includes its interest income and its net gains from the disposition of Notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Notes.

United States Alien Holders

This subsection describes the United States federal income tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a Note and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Note.

If you are a United States holder, this subsection does not apply to you.

Under United States federal income and estate tax law, and subject to the discussions of backup withholding and FATCA withholding below, if you are a United States alien holder of a Note:

•	we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal and interest, to you if, in the case of payments of interest:

1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

2. you are not a controlled foreign corporation that is related to us through stock ownership, and

3. the United States payor does not have actual knowledge or reason to know that you are a United States person and:

a. you have furnished to the United States payor an Internal Revenue Service Form W-8BEN or W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

b. in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the United States payor documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a non-United States person,

c. the United States payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

i. a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii. a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

iii. a United States branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the Notes in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

d. the United States payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i. certifying to the United States payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or W-8BEN-E or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii. to which is attached a copy of the Internal Revenue Service Form W-8BEN or W-8BEN-E or acceptable substitute form, or

e. the United States payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the Notes in accordance with U.S. Treasury regulations; and

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your Note.

Further, a Note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death and

•	the income on the Note would not have been effectively connected with a United States trade or business of the decedent at the same time.

FATCA Withholding

A 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source interest and the gross proceeds from the sale or other disposition of Notes that can produce U.S.-source interest. Payments of interest that you receive in respect of the Notes could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold Notes through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of Notes could also be subject to FATCA withholding unless such disposition occurs before January 1, 2017. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

We will not pay any additional amounts in respect of FATCA withholding, so if this withholding applies, you will receive significantly less than the amount that you would have otherwise received with respect to your Notes. Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of this withholding. However, even if you are entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay the holder’s receipt of any amounts withheld.

Backup Withholding and Information Reporting

United States Holders

In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal and interest on your Note. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your Note before maturity within the United States. Additionally, backup withholding will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

United States Alien Holders

In general, if you are a United States alien holder, payments of principal or interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “— United States Alien Holders” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your Notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of Notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

1. an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

2. other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations; or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of Notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of Notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of Notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

1. one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

2. such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of Notes effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

ROC Taxation

The following summary of certain taxation provisions under ROC law is based on current law and practice and that the Notes will be issued, offered, sold and re-sold to professional institutional investors as defined under Paragraph 2, Article 19-7 of the Regulations Governing Securities Firms of the ROC only. It does not purport to be comprehensive and does not constitute legal or tax advice. Investors (particularly those subject to special tax rules, such as banks, dealers, insurance companies and tax-exempt entities) should consult with their own tax advisers regarding the tax consequences of an investment in the Notes.

Interest on the Notes

As we, the issuer of the Notes, are not an ROC statutory tax withholder, there is no ROC withholding tax on the interest to be paid on the Notes.

ROC corporate holders must include the interest receivable under the Notes as part of their taxable income and pay income tax at a flat rate of 17% (unless the total taxable income for a fiscal year is under NT$120,000), as they are subject to income tax on their worldwide income on an accrual basis. The alternative minimum tax (“AMT”) is not applicable.

Non-ROC corporate holders are subject to ROC income tax on ROC-sourced income only and the interest receivable under the Notes is not ROC-sourced income. Hence non-ROC corporate holders have no ROC income tax issue with the interest receivable under the Notes. AMT does not apply either.

Sale of the Notes

In general, the sale of corporate bonds or financial bonds is subject to a 0.1%. securities transaction tax (“STT”) on the transaction price. However, Article 2-1 of the Securities Transaction Tax Act of the ROC prescribes that STT will cease to be levied on the sale of corporate bonds and financial bonds for seven years from January 1, 2010 to December 31, 2016. Therefore, the sale of the Notes will be exempt from STT if the sale is conducted on or before December 31, 2016. Starting from January 1, 2017, any sale of the Notes will be subject to STT at 0.1% of the transaction price, unless otherwise provided by the tax laws that may be in force at that time.

Capital gains generated from the sale of bonds are deemed ROC-sourced income but exempt from income tax. Accordingly, ROC corporate holders are not subject to income tax on any capital gains generated from the sale of the Notes. However, ROC corporate holders should include the capital gains in calculating their basic income for the purpose of calculating their AMT. If the amount of the AMT exceeds the annual income tax calculated pursuant to the Income Tax Act of the ROC, the excess becomes the ROC corporate holders’ AMT payable. Capital losses, if any, incurred by such holders could be carried over five years to offset against capital gains of same category of income for the purposes of calculating their AMT.

Non-ROC corporate holders with a fixed place of business (e.g., a branch) or a business agent in the ROC are not subject to income tax on any capital gains generated from the sale of the Notes. However, their fixed place of business or business agent should include any such capital gains in calculating their basic income for the purpose of calculating AMT.

As to non-ROC corporate holders without a fixed place of business or a business agent in the ROC, they are not subject to income tax or AMT on any capital gains generated from the sale of the Notes.

SELLING

We and the managers for the offering named below have entered into a purchase agreement with respect to the Notes. Subject to certain conditions, each manager has agreed, severally and not jointly, to purchase the principal amount of the Notes indicated in the following table.

Manager	Principal Amount of the Notes
MasterLink Securities Corporation	U.S.$	1,019,000,000
Mega International Commercial Bank Co., Ltd.		1,600,000,000

Total	U.S.$	2,619,000,000

The managers have agreed to take and pay for all of the Notes being offered, if any are taken.

Notes sold by the managers to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the Notes are not sold at the initial public offering price, the managers may change the offering price and the other selling terms. The offering of the Notes by the managers is subject to receipt and acceptance and subject to the managers’ right to reject any order in whole or in part.

We will pay an aggregate fee of $17,023,500 (the “structuring fee”) to Morgan Stanley & Co. LLC; Mitsubishi UFJ Securities (USA), Inc.; BNP Paribas; U.S. Bancorp Investments, Inc.; EA Markets Securities LLC; Apto Partners, LLC; Academy Securities, Inc.; Drexel Hamilton, LLC; Lebenthal & Co., LLC; Mischler Financial Group, Inc.; MFR Securities, Inc. and Blaylock Beal Van, LLC in connection with structuring services that they provide in connection with the Notes. The Structuring Agents will not underwrite or sell any Notes offered hereby. We will pay Morgan Stanley & Co. LLC the full amount of the structuring fee, and Morgan Stanley & Co. LLC will, on our behalf, remit to each Structuring Agent its portion of the structuring fee.

The Notes are a new issue of securities with no established trading market. Application will be made to the GreTai for the listing of, and permission to deal in, the Notes by way of debt issues to professional institutional investors as defined under Paragraph 2, Article 19-7 of the Regulations Governing Securities Firms of the ROC only and such permission is expected to become effective on or about February 12, 2015. We cannot make any assurance that the GreTai listing will be maintained. The managers are not obligated to carry out market-making activities with respect to the Notes. Accordingly, we cannot assure you as to the liquidity of, or the trading market for, the Notes.

It is expected that delivery of the Notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the 10th business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the third business day prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement.

The Notes are being offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

Each of the managers has agreed that it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will to the best knowledge and belief of such manager result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on us except as set forth in the purchase agreement.

Each manager has represented and agreed that it and each of its affiliates: (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, known as the “FSMA”) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to AT&T; and (ii) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom. Without limitation to the other restrictions referred to herein, this prospectus supplement is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005; (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or (4) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (1) to (4) above) should not rely or act upon this communication.

In relation to each Member State of the European Economic Area (Iceland, Norway and Liechtenstein, in addition to the member states of the European Union) which has implemented the Prospectus Directive (each a “Relevant Member State”), each manager has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of the Notes shall require us or the managers to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of the foregoing, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State; and “2010 PD Amending Directive” means Directive 2010/73/EU.

The Notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the Notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The Notes have not been and will not be registered under the Securities and Exchange Law of Japan, and each of the managers and each of its affiliates has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the Notes in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly in Japan or to any resident of Japan, except pursuant to any exemption from the registration requirements of the Securities and Exchange Law available thereunder and in compliance with the other relevant laws and regulations of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 257(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Whether the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures, and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The Notes have not been, and shall not be, offered, sold or re-sold, directly or indirectly, in the ROC to investors other than “professional institutional investors” as defined under Paragraph 2, Article 19-7 of the Regulations Governing Securities Firms of the ROC, which currently include: overseas or domestic banks, insurance companies, bills finance companies, securities firms, fund management companies, government investment institutions, government funds, pension funds, mutual funds, unit trusts, securities investment trust enterprises, securities investment consulting enterprises, trust enterprises, futures commission merchants, futures service enterprises, and other institutions approved by the Financial Supervisory Commission of the ROC.

We estimate that our share of the total expenses of the offering and other expenses, excluding selling discounts, will be approximately $5,238,000. Morgan Stanley & Co. LLC has agreed to reimburse these expenses in connection with this offering.

We have agreed to indemnify the several managers against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments made in respect of those liabilities. Separately, in connection with the structuring services that the Structuring Agents provided in connection with the Notes, we have agreed to indemnify the Structuring Agents against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.

Certain of the managers and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

MasterLink Securities Corporation and Mega International Commercial Bank Co., Ltd. are not U.S. registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the Notes in the United States, to the extent permitted by law, they will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

In addition, in the ordinary course of their business activities, the managers and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the managers or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such managers and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The managers and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF SECURITIES

Wayne Watts, Senior Executive Vice President and General Counsel of AT&T, is passing upon the validity of the Notes for us.

Lee and Li, Attorneys-at-Law, Taiwan is acting as special Taiwanese legal counsel to AT&T and will issue an opinion on certain legal matters to the managers.

Sullivan & Cromwell LLP, New York, New York, is passing upon the validity of the Notes for the managers. Sullivan & Cromwell LLP from time to time performs legal services for us.

AT&T Inc.

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

AT&T Inc. from time to time may offer to sell debt securities, preferred stock, either separately or represented by depositary shares, and common stock. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for common or preferred stock of the Company or debt or equity securities of one or more other entities. The common stock of the Company is listed on the New York Stock Exchange and trades under the ticker symbol “T”.

The Company may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. See “Plan of Distribution” for a further description of the manner in which we may dispose of the securities covered by this prospectus.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement describing the method and terms of the applicable offering.

You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference herein and therein, before making an investment decision.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 18, 2013.

Description of AT&T Inc.

AT&T Inc. (“AT&T”) is a holding company incorporated under the laws of the State of Delaware in 1983. Through our subsidiaries and affiliates, we provide wireline and wireless telecommunications services and equipment, and other products and services. Our principal executive offices are located at 208 S. Akard St., Dallas, Texas 75202. Our telephone number is (210) 821-4105. We maintain an Internet site at the following location: http://www.att.com (this website address is for information only and is not intended to be an active link or to incorporate any website information into this document).

Use of Proceeds

Unless otherwise specified in the prospectus supplement, we will use the proceeds from the sale of the securities to provide funds for general corporate purposes, among other things.

Summary Description of the Securities We May Issue

We may use this prospectus to offer from time to time:

•

Senior debt securities. These debt securities may be convertible or exchangeable into preferred stock, depositary shares, common stock or equity securities of a third-party issuer. They will be unsecured and will rank equally with all of our other unsubordinated and unsecured debt.

•

Preferred stock, par value $1.00 per share. The preferred stock may be convertible or exchangeable into other series of preferred stock, including depositary shares, common stock or equity securities of a third-party issuer. We can offer different series of preferred stock with different dividend, liquidation, redemption and voting rights.

•	Depositary shares. We have the option of issuing depositary shares that would represent a fraction of a share of preferred stock.

•	Common stock, par value $1.00 per share.

In the case of securities that are exchangeable for securities of a third-party issuer, the applicable prospectus supplement will give you more information about this issuer, the terms of its securities and the document in which they are described. Our securities include securities denominated in U.S. dollars, but we can choose to issue securities in any other currency, including the Euro.

The applicable prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these securities. The applicable prospectus supplement may also contain information, where applicable, about material U.S. federal income tax considerations relating to, and any securities exchange listing of, securities covered by such prospectus supplement.

Description of Debt Securities We May Offer

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called the indenture. The indenture is a contract between us and The Bank of New York Mellon Trust Company, N.A., a national banking association, which acts as trustee for you. The trustee has two main roles:

•

First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later under “— Default and Related Matters — Remedies if an Event of Default Occurs”.

•

Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your securities to new buyers and sending you notices. Unless otherwise indicated in a prospectus supplement, The Bank of New York Mellon Trust Company, N.A. will perform these administrative duties.

We may issue as many distinct series of securities under the indenture as we wish. This section summarizes terms of the securities that are common to all series. Most of the financial terms and other specific terms of your series will be described in the applicable prospectus supplement which will be attached to the front of this prospectus. Those terms may vary from the terms described here. The prospectus supplement may also describe special federal income tax consequences of the debt securities.

This Section Is Only a Summary

This section and your prospectus supplement summarize all the material terms of the indenture and your debt securities. They do not, however, describe every aspect of the indenture and your debt securities.

The indenture and its associated documents, including your debt securities, contain the full text of the matters described in this section and your prospectus supplement. The indenture and the debt securities are governed by New York law. A copy of the indenture has been filed with the Securities and Exchange Commission, or SEC, as part of our registration statement. See “Where You Can Find More Information” below for information on how to obtain a copy. Section references in the description that follows relate to the indenture.

Legal Ownership of Debt Securities

We can issue debt securities in registered or bearer form, or both, or in the form of one or more global securities. We refer to those who have debt securities registered in their own names on the books that we or our agent maintain for this purpose, or who hold bearer certificates representing bearer debt securities, as the “holders” of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as “indirect holders” of those debt securities. As we discuss below, indirect holders are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue debt securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means debt securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

For registered debt securities, only the person in whose name a debt security is registered is recognized under the indenture as the holder of that debt security. Debt securities issued in global form will be issued in the form of a global security registered in the name of the depositary or its participants. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors in a book-entry security will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

In the future we may terminate a global security or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in “street name”. Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so; they are not obligated to do so under the terms of the debt securities. Investors who hold debt securities in street name will be indirect holders, not holders, of those debt securities.

Legal Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — e.g., to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture — we would seek approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Holders of Bearer Debt Securities

We will offer debt securities in bearer form only outside of the United States to non-U.S. persons. You generally are a non-U.S. person if you are not:

•	a citizen or resident of the United States;

•

a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

In addition, we may offer bearer securities to offices of some U.S. financial institutions who have offices located outside the United States. We will describe any special restrictions on the offer, sale and delivery of bearer debt securities and any special federal income tax considerations applicable to bearer debt securities in the prospectus supplement.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What Is a Global Security?

A global security is a security that represents one or more debt securities and is held by a depositary. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution that we select or its nominees. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular debt security indicates that the debt security will be issued in global form only, then the debt security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the debt securities through another book-entry clearing system or decide that the debt securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below;

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “— Legal Ownership of Debt Securities” above;

•	An investor may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

The depositary may (and we understand that DTC will) require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above under “— Legal Ownership of Debt Securities”.

The global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify the trustee that we wish to terminate that global security; or

•

if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived. We discuss defaults later under “— Default and Related Matters”.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary — and not we or the trustee — is responsible for deciding the names of the institutions that will be the initial direct holders. (Sections 2.08(f) and (g))

In the remainder of this section, “you” means direct holders and not “street name” or other indirect holders of securities, including holders of any securities that we issue as global securities. Indirect holders should read the previous subsection entitled “Legal Ownership of Debt Securities”.

Overview of Remainder of This Section

The remainder of this section summarizes:

•	Additional mechanics relevant to the securities under normal circumstances, such as how you transfer ownership and where we make payments;

•	Your rights under several special situations, such as if we merge with another company, or if we want to change a term of the securities; and

•	Your rights if we default or experience other financial difficulties.

Additional Mechanics

Form, Exchange and Transfer

The securities will be issued:

•	in fully registered or in unregistered (bearer) form, or as global securities as described above; and

•

in denominations that are even multiples of $1,000 (Section 2.02(a)(8)), provided, however, that the securities will be issued in minimum denominations of $2,000 and integral multiples of $1,000 thereafter if so required by the securities exchange on which such securities are listed or traded or as we may otherwise determine.

You may have your securities broken into more securities of smaller denominations (but not into denominations smaller than any minimum denomination applicable to the securities) or combined into fewer securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.” (Section 2.08(a))

If you are holding bearer securities and it is permitted by the terms of your series of debt securities, you may exchange bearer debt securities for an equal amount of registered or bearer debt securities of the same series and date of maturity. No bearer debt securities will be exchanged for registered securities if in doing so we would suffer adverse consequences under any U.S. law applicable to the exchange. Registered debt securities may not be exchanged for bearer debt securities.

You may exchange or transfer your securities at the office of the registrar. The registrar acts as our agent for registering securities in the names of holders and for transferring and exchanging securities, as well as maintaining the list of registered holders. The paying agent acts as the agent for paying interest, principal and any other amounts on securities and for exchanging securities. We have appointed The Bank of New York Mellon Trust Company, N.A. to perform the roles of registrar and paying agent. We may change these appointments to another entity or perform them ourselves. In order to exchange bearer securities, you have to deliver them to a paying agent outside the United States, together with all unmatured coupons for interest and all matured coupons in default. (Section 2.08(b))

We can designate additional registrars or paying agents, acceptable to the trustee, and they would be named in the prospectus supplement. We may cancel the designation of any particular registrar or paying agent. We may also approve a change in the office through which any registrar or paying agent acts. We must maintain a registrar and paying agent office in the Borough of Manhattan in New York City. If at any time we do not maintain a registrar or paying agent, the trustee will act as such. (Section 2.04)

There is no charge for exchanges and transfers. You will not be required to pay a service charge to transfer or exchange securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the registrar is satisfied with your proof of ownership. (Section 2.08)

At certain times, you may not be able to transfer or exchange your securities. If we redeem any series of securities, or any part of any series, then we may prevent you from transferring or exchanging these securities. We may do this during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders so we can prepare the mailing. We may also refuse to register transfers or exchanges of securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 2.08(d))

Replacing Your Lost or Destroyed Certificates

If you bring a mutilated certificate or coupon to the trustee, we will issue a new certificate or coupon to you in exchange for the mutilated one. Please note that the trustee may have additional requirements that you must meet in order to do this. (Section 2.09)

If you claim that a certificate or coupon has been lost, completely destroyed, or wrongfully taken from you, then the trustee will give you a replacement certificate or coupon if you meet the trustee’s requirements. Also, we may require you to provide reasonable security or indemnity to protect us from any loss we may incur from replacing your certificates or coupons. We may also charge you for our expenses in replacing your security. (Section 2.09)

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the registrar’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the “record date” and is stated in the prospectus supplement. (Section 2.05) Holders buying and selling securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the record date. The most common manner is to adjust the sales price of the securities to prorate interest fairly between buyer and seller. This prorated interest amount is called “accrued interest.”

We will pay interest, principal and any other money due on the securities at the corporate trust office of the trustee in New York City. That office is currently located at The Bank of New York Mellon Trust Company, N.A., c/o The Bank of New York Mellon, 101 Barclay Street 4 W, New York, New York 10286. Attention: Corporate Trust Administration. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. (Section 2.05)

“Street Name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents”. We may also choose to act as our own paying agent. We must notify you if we change the paying agents for any particular series of securities. (Section 2.04)

Payment of Bearer Securities

We will only pay interest on bearer debt securities when you present and surrender the coupons for the interest installments evidenced by the bearer securities as they mature. You have to present your coupons at a paying agency of AT&T located outside of the United States. We will maintain a non-U.S. paying agent for two years after the principal of a series of bearer debt securities has become due. We will continue to maintain the paying agent after that period, if it is necessary to comply with U.S. tax law or regulations. We will provide the paying agent with the necessary funds for payment upon reasonable notice. We generally will not make any payments in the United States. However, if payment outside of the United States is illegal or precluded by exchange controls or similar restrictions in a foreign country, we may instruct the trustee to make payments at a paying agent located in the United States. (Section 2.05(c))

You can prove your ownership of a bearer security by presenting the actual security, or a certificate or affidavit executed by the person holding the bearer security or executed by a depositary with whom the bearer securities were deposited, if the trustee is satisfied with the certificate or affidavit. (Section 2.07(b))

Notices

We and the trustee will send notices regarding the securities only to direct holders, using their addresses as listed in the trustee’s records. (Section 10.02)

Regardless of who acts as paying agent, all money we forward to a paying agent that remains unclaimed will, at our request, be repaid to us at the end of two years after the amount was due to the direct holder. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 8.03)

Special Situations

Mergers and Similar Transactions

We are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company. However, we may not take any of these actions unless all the following conditions are met:

•

Where we merge out of existence or sell our assets, the other company may not be organized under the laws of a foreign country. It must be a corporation organized under the laws of a State or the District of Columbia or under federal law.

•	The company we merge into or sell to must agree to be legally responsible for our debt securities.

•

The merger, sale of assets or other transaction must not cause a default on the securities, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under “— Default and Related Matters — Events of Default — What Is an Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded. (Section 5.01)

Further, we may buy substantially all of the assets of another company without complying with any of the foregoing conditions.

Modification and Waiver of Your Contractual Rights

Under certain circumstances, we can make changes to the indenture and the securities. Some types of changes require the approval of each security holder affected, some require approval by a majority vote, and some changes do not require any approval at all. (Sections 9.01-9.06)

Changes Requiring Your Approval. First, there are changes that cannot be made to your securities without your specific approval. Following is a list of those types of changes:

•	to reduce the percentage of holders of securities who must consent to a waiver or amendment of the indenture;

•	to reduce the rate of interest on any security or change the time for payment of interest;

•	to reduce the principal due on any security or change the fixed maturity of any security;

•	to waive a default in the payment of principal or interest on any security;

•	to change the currency of payment on a security, unless the secunty provides for payment in a currency that ceases to exist;

•	in the case of convertible or exchangeable securities, to make changes to your conversion or exchange rights that would be adverse to your interests;

•	to change the right of holders to waive an existing default by majority vote;

•	to reduce the amount of principal or interest payable to you following a default or change your conversion or exchange rights, or impair your right to sue for payment; and

•	to make any change to this list of changes that requires your specific approval. (Section 9.02(a))

Changes Requiring a Majority Vote. The second type of change to the indenture and the securities is the kind that requires a vote in favor by security holders owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the securities. The same vote would be required for us to obtain a waiver of an existing default. However, we cannot obtain a waiver of a payment default unless we obtain your individual consent to the waiver. (Section 9.02(a))

Changes Not Requiring Your Approval. The third type of change does not require any vote by holders of securities. This type is limited to clarifications of ambiguous contract terms and other changes that would not materially adversely affect holders of the securities. (Section 9.01)

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•

For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the securities were accelerated to that date because of a default.

•	For securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent determined on the date of original issuance of these securities.

Securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. A security does not cease to be outstanding because we or an affiliate of us is holding the security. (Section 2.10)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to vote or take other action under the indenture. However, the indenture does not oblige us to fix any record date at all. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 90 days following the record date. (Section 9.02(b))

“Street Name” and other indirect holders, including holders of any securities issued as global securities, should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the securities or request a waiver.

Discharge of Our Obligations

We can fully discharge ourselves from any payment or other obligations on the securities of any series if we make a deposit for you with the trustee. The deposit must be held in trust for your benefit and the benefit of all other direct holders of the securities and must be a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the securities on their various due dates.

However, we cannot discharge ourselves from the obligations under any convertible or exchangeable securities, unless we provide for it in the terms of these securities and the prospectus supplement.

If we accomplish full discharge, as described above, you will have to rely solely on the trust deposit for repayment of the securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

We will indemnify the trustee and you against any tax, fee or other charge imposed on the U.S. government obligations we deposited with the trustee or against the principal and interest received on these obligations. (Sections 8.01-8.04)

Redemption

We May Choose to Redeem Your Securities

We may be able to pay off your securities before their normal maturity. If we have this right with respect to your specific securities, the right will be mentioned in the prospectus supplement. It will also specify when we can exercise this right and how much we will have to pay in order to redeem your securities.

If we choose to redeem your securities, we will mail written notice to you not less than 30 days prior to redemption, and not more than 60 days prior to redemption. Also, you may be prevented from exchanging or transferring your securities when they are subject to redemption, as described under “— Form, Exchange and Transfer” above. (Article 3)

Liens on Assets

The indenture does not restrict us from pledging or otherwise encumbering any of our assets and those of our subsidiaries.

Default and Related Matters

Ranking Compared to Other Creditors

The securities are not secured by any of our property or assets. Accordingly, your ownership of securities means you are one of our unsecured creditors. The securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. However, the trustee has a right to receive payment for its administrative services prior to any payment to security holders after a default.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default? The term “event of default” with respect to any series of securities means any of the following:

•	We fail to make any interest payment on a security when it is due, and we do not cure this default within 90 days.

•	We fail to make any payment of principal when it is due at the maturity of any security or upon redemption.

•

We fail to comply with any of our other agreements regarding a particular series of securities or with a supplemental indenture, and after we have been notified of the default by the trustee or holders of 25% in principal amount of the series, we do not cure the default within 90 days.

•	We file for bankruptcy, or other events in bankruptcy, insolvency or reorganization occur.

•	Any other event of default described in the prospectus supplement occurs.

Remedies if an Event of Default Occurs

You and the trustee will have the following remedies if an event of default occurs:

Acceleration. If an event of default has occurred and has not been cured or waived, then the trustee or the holders of 25% in principal amount of the securities of the affected series may declare the entire principal amount of and any accrued interest on all the securities of that series to be due and immediately payable. An acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the securities of the affected series, if all events of default have been cured or waived. (Section 6.02)

Special Duties of Trustee. If an event of default occurs, the trustee will have some special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs. (Section 7.01)

Other Remedies of Trustee. If an event of default occurs, the trustee is authorized to pursue any available remedy to collect defaulted principal and interest and to enforce other provisions of the securities and the indenture, including bringing a lawsuit. (Section 6.03)

Majority Holders May Direct the Trustee to Take Actions to Protect Their Interests. The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an “indemnity”. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of the relevant series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 6.05)

Individual Actions You May Take if the Trustee Fails to Act. Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

•	During the 60-day period, the holders of a majority in principal amount of the securities of that series do not give the trustee a direction inconsistent with the request. (Section 6.06)

However, you are entitled at any time to bring an individual lawsuit for the payment of the money due on your security on or after its due date. (Section 6.07)

Waiver of Default

The holders of a majority in principal amount of the relevant series of debt securities may waive a default for all the relevant series of debt securities. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default on your debt security, however, without your individual approval. (Section 6.04)

We Will Give the Trustee Information About Defaults Annually

Every year we will give to the trustee a written statement of one of our officers certifying that to the best of his or her knowledge we are in compliance with the indenture and the debt securities, or else specifying any default. (Section 4.03)

The trustee may withhold from you notice of any uncured default, except for payment defaults, if it determines that withholding notice is in your interest. (Section 7.05)

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to make or cancel a declaration of acceleration.

Original Issue Discount Securities

The debt securities may be issued as original issue discount securities, which will be offered and sold at a substantial discount from their principal amount. Only a discounted amount will be due and payable when the trustee declares the acceleration of the maturity of these debt securities after an event of default has occurred and continues, as described under “— Remedies if an Event of Default Occurs” above.

Conversion of Convertible Debt Securities

Your debt securities may be convertible into our preferred stock, including depositary shares representing preferred stock, or common stock, or they may be exchangeable for equity securities of another issuer if the prospectus supplement so provides. If your debt securities are convertible or exchangeable, the prospectus supplement will include provisions as to whether conversion or exchange is mandatory, at your option or at our option. The prospectus supplement would also include provisions regarding the adjustment of the number of shares of common stock or other securities you will receive upon conversion or exchange. In addition, the prospectus supplement will contain the conversion price or exchange price and mechanisms for adjusting this price. In the case of exchangeable debt securities, the prospectus supplement will set forth information about the issuer for whose securities you would exchange your debt, or where that information can be found.

We may not adjust the exchange or conversion price

Unless it is specified in the prospectus supplement, we will not adjust the exchange or conversion price of your debt securities for interest on your securities or for any dividends payable on the new securities you will receive. However, if you convert or exchange your securities between a regular record date for the payment of interest and the next following interest payment date, you must include funds equal to the interest that would be payable on your securities on this following interest payment date. We are not required to issue fractional shares of preferred stock, depositary shares or common stock, but, unless we otherwise specify in the prospectus supplement, we will pay you a cash adjustment calculated on the basis of the following:

•	for debt securities convertible into preferred stock or depositary shares, the liquidation preference of the series of preferred stock;

•	for common stock, the market value of the common stock; and

•	for exchangeable debt securities, the market value of the securities for which you will exchange your securities.

Tax Consequences

You may be deemed to have received a distribution that would be taxed as a dividend under U.S. federal income tax law in a number of circumstances where you receive a distribution that results in an adjustment of the conversion or exchange price of your securities. In other circumstances, if your conversion or exchange price will not be adjusted, that may result in a taxable dividend on the common stock or preferred stock that you will receive upon conversion or on the securities that were exchanged for debt securities.

Regarding the Trustee

We maintain banking relationships in the ordinary course of business with the trustee. The trustee is also the trustee under indentures with certain of our subsidiaries.

Description of Preferred Stock We May Offer

The following briefly summarizes the material terms of our preferred stock other than pricing and related terms which will be disclosed in the applicable prospectus supplement. You should read the particular terms of any series of preferred stock we offer, which will be described in more detail in the applicable prospectus supplement relating to that series. The applicable prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. In addition, for each series of preferred stock, we will file a certificate of designations containing the specific terms of the series as an exhibit to the registration statement or we will incorporate it by reference before we issue any preferred stock.

General

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share. As of December 31, 2012, 768,392 shares of preferred stock were outstanding. Under our restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series. To establish a series of preferred stock, our board must set the following terms:

•	the number of shares to be included in the series;

•	the designation, powers, preferences and rights of the shares of the series;

•	the qualifications, limitations or restrictions of the series; and

•	the variations, if any, as between each series.

Before we issue any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock. Stockholders will not need to approve these resolutions.

Terms Contained in Prospectus Supplement

A prospectus supplement will contain the dividend, liquidation, redemption and voting rights of a series of preferred stock. The prospectus supplement will describe the following terms of a series of preferred stock:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the initial public offering price at which we will issue the preferred stock;

•	the dividend rate or method of calculation, the payment dates for dividends and the dates from which dividends will start to cumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights;

•	whether we have elected to offer depositary shares, as described below under “Description of Depositary Shares”; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights or restrictions.

No Preemptive Rights

The holders of preferred stock will have no preemptive rights to buy any additional shares. The preferred stock will be, when issued, fully paid and nonassessable. Neither the par value nor the liquidation preference can show you the price at which the preferred stock will actually trade on or after the date of issuance. The applicable prospectus supplement will describe some of the U.S. federal income tax consequences of the purchase and ownership of the series of preferred stock.

Description of Depositary Shares We May Offer

We may offer depositary shares evidenced by depositary receipts. Each depositary receipt represents a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement relating to those depositary shares.

We will describe the transfer agent for each series of preferred stock in the applicable prospectus supplement.

Description of Depositary Shares

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that we offer. You should also read the deposit agreement relating to the particular series of preferred stock and the more detailed description of the deposit agreement in the prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered.

General

We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement between us and a bank or trust company which we will select as our preferred stock depositary. The depositary must have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction of a share of preferred stock represented by the depositary share. These rights include dividend, voting, redemption, conversion and liquidation rights. The depositary will send you all reports and communications which we will deliver to the depositary and which we have to furnish to you.

The following is a summary of the deposit agreement. For more complete information, you should read the entire agreement and the depositary receipt. Directions on how to obtain copies of these are provided under “Where You Can Find More Information” below.

Depositary Receipts

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement. We will either file the forms of deposit agreement and depositary receipt as exhibits to the registration statement of which this prospectus is a part, or we will incorporate them by reference into that registration statement.

While definitive engraved depositary receipts (certificates) are being prepared, we may instruct the depositary to issue temporary depositary receipts, which will entitle you to all the rights of the definitive depositary receipts and be substantially in the same form. The depositary will prepare definitive depositary receipts without unreasonable delay, and we will pay for the exchange of your temporary depositary receipts for definitive depositary receipts.

Withdrawal of Preferred Stock

You may receive the number of whole shares of your series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the depositary shares which you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred stock, you will not be entitled to re-deposit that preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Dividends and Other Distributions

The depositary has agreed to pay to you the cash dividends or other cash distributions it receives on preferred stock, after deducting its fees and expenses. You will receive these distributions in proportion to the number of depositary shares you own. The depositary will distribute only whole U.S. dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.

In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make such a distribution, in which case the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds it received from us for the preferred shares. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 nor more than 60 days before the date fixed for redemption at the holders’ addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price payable per share for the applicable series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably as the depositary will decide.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all your rights as holders of the depositary shares will cease, except that you will still be entitled to receive any cash payable upon the redemption and any money or other property to which you were entitled at the time of redemption.

Voting the Preferred Stock

How do you vote? The depositary will notify you of any upcoming vote and arrange to deliver our voting materials to you, if you are a holder of record at that time. The record date for determining if you are a holder of depositary shares is the same as the record date for the preferred stock. The materials you will receive will (1) describe the matters that are being submitted to a vote and (2) explain how you, on a certain date, may instruct the depositary to vote the shares underlying your depositary receipts as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, to vote the shares as you instruct. We agree to do anything the depositary asks us to do in order to enable it to vote as you instruct. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares.

Conversion or Exchange

What happens when we convert preferred stock into other securities, or exchange it for securities of another company? The depositary will convert or exchange all your depositary shares on the same day that the preferred stock underlying your depositary receipts is converted or exchanged. In order for the depositary to do so, we will need to deposit the other stock, common stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

The exchange or conversion rate per depositary share will be equal to:

•	the exchange or conversion rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share,

•	plus all money and any other property represented by the depositary shares, and

•	including all amounts paid by us for dividends that have accrued on the preferred stock on the exchange or conversion date and that have not yet been paid.

The following are some more terms of conversions and exchanges that you should keep in mind:

The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, securities of another issuer or any other securities or property of us. Nevertheless, if so specified in the applicable prospectus supplement, you may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert the preferred stock represented by the depositary shares into other shares of preferred stock or common stock of us or to exchange the preferred stock for securities of another issuer. If you have this right, we have agreed that we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If you are only converting part of your depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that you do not convert or exchange.

Taxation

As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred stock represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying series of preferred stock. In addition,

•	no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement,

•

the tax basis of each share of preferred stock to you as exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged for the preferred stock, and

•

if you held the depositary shares as a capital asset at the time of the exchange for preferred stock, the holding period for shares of the preferred stock will include the period during which you owned the depositary shares.

Amendment and Termination of the Deposit Agreement

How may the deposit agreement be amended? We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without your consent at any time. However, if the amendment adds or increases fees or charges or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. If an amendment becomes effective, and you continue to hold your depositary receipts, you are deemed to agree to the amendment and to be bound by the amended deposit agreement.

How may the deposit agreement be terminated? The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed;

•	each share of preferred stock has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding-up.

We may also terminate the deposit agreement at any time we wish. If we do so, the depositary will give you notice of termination not less than 30 days before the termination date. Once you surrender your depositary receipts to the depositary, it will send you the number of whole or fractional shares of the series of preferred stock underlying your depositary receipts.

Charges of Depositary and the Expenses

We will pay all transfer and other taxes and governmental charges in connection with the existence of the depositary arrangements. We will pay charges of the depositary for the initial deposit of the preferred stock and any redemption. You will pay other transfer and other taxes and governmental charges and the charges that are expressly provided in the deposit agreement to be for your account.

Limitations on Our Obligations and Liability to Holders of Depositary Receipts

The deposit agreement expressly limits our obligations and the obligations of the depositary to you. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement in good faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•

have no obligation to become involved in a lawsuit or other proceeding related to the depositary receipts or the deposit agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity; and

•	may rely upon any written advice of counsel or accountants and on any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Resignation and Removal of Depositary

The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. The resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal and the new depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Description of Common Stock We May Offer

Our authorized share capital consists of 14,010,000,000 shares, of which 14,000,000,000 are common shares having a par value of $1.00 per share. As of March 14, 2013, 5,449,104,481 shares of common stock were outstanding. The common stock is listed on the New York Stock Exchange under the symbol “T”.

The following briefly summarizes the provisions of our restated certificate of incorporation and our bylaws that are important for you. Both documents are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you can obtain them as described below in “Where You Can Find More Information”.

You should note that some of the provisions of our restated certificate of incorporation and our bylaws may tend to deter any potential unfriendly tender offers or other efforts to obtain control of us. At the same time, these provisions will tend to assure continuity of management and corporate policies and to induce any persons seeking control or a business combination with us to negotiate on terms acceptable to our then-elected board of directors.

General

All outstanding shares of common stock are, and any shares of common stock offered, when issued, will be fully paid and nonassessable.

We typically do not issue physical stock certificates. Instead, we record evidence of your stock ownership solely on our corporate records. However, we will issue a physical stock certificate to you if you so request.

Holders of common stock do not have any conversion, redemption, preemptive or cumulative voting rights. In the event of our dissolution, liquidation or winding-up, common stockholders share ratably in any assets remaining after all creditors are paid in full, including holders of our debt securities and after the liquidation preference of holders of preferred stock has been satisfied.

The transfer agent for the common stock is Computershare Trust Company NA, P.O. Box 43078, Providence, Rhode Island 02940-3078.

Dividends

Common stockholders are entitled to participate equally in dividends when dividends are declared by our board of directors out of funds legally available for dividends.

Voting Rights

Each holder of common stock is entitled to one vote for each share for all matters voted on by common stockholders.

Election of Directors

Holders of common stock may not cumulate their votes in the election of directors. In an election of directors, each director must be elected by the vote of the majority of the votes cast with respect to that director’s election. If a nominee for director is not elected and the nominee is an incumbent director, such incumbent director must promptly tender his or her resignation to the board of directors, subject to acceptance by the board of directors. The Corporate Governance and Nominating Committee of the board of directors (the “Corporate Governance and Nominating Committee”) will make a recommendation to the board of directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The board of directors will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within ninety (90) days from the date of certification of election results. The Corporate Governance and Nominating Committee in making its recommendation and the board of directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. Any incumbent director who tenders his or her resignation following such failure to be elected will not participate in the recommendation of the Corporate Governance and Nominating Committee or the decision of the board of directors with respect to his or her resignation.

If the number of persons properly nominated for election as directors as of the date that is 10 days before the record date for the meeting at which such vote is to be held exceeds the number of directors to be elected, then the directors shall be elected by a plurality of the votes cast.

For purposes of the election of directors, a majority of votes cast shall mean that the number of shares voted “for” the election of a director exceeds the number of votes cast “against” the election of such director.

Other Matters

Except with respect to the election of directors as described above, all other matters are determined by a majority of the votes cast, unless otherwise required by law or the certificate of incorporation for the action proposed.

For these purposes, a majority of votes cast shall mean that the number of shares voted “for” a matter exceeds the number of votes cast “against” such matter.

Quorum

At least 40% of the shares entitled to vote at the meeting must be present in person or by proxy, in order to constitute a quorum.

Board of Directors

Our bylaws provide that all directors are required to stand for re-election every year. At any meeting of our board of directors, a majority of the total number of the directors constitutes a quorum.

Action without Stockholder Meeting

Our restated certificate of incorporation also requires that stockholders representing at least two-thirds of the total number of shares outstanding and entitled to vote thereon must sign a written consent for any action without a meeting of the stockholders.

Advance Notice Bylaws

Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of AT&T Inc. prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the bylaws.

Section 203 of the General Corporation Law of the State of Delaware

We are also subject to Section 203 of the General Corporation Law of the State of Delaware. Section 203 prohibits us from engaging in any business combination (as defined in Section 203) with an “interested stockholder” for a period of three years subsequent to the date on which the stockholder became an interested stockholder unless:

•	prior to such date, our board of directors approves either the business combination or the transaction in which the stockholder became an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock (with certain exclusions); or

•

the business combination is approved by our board of directors and authorized by a vote (and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

For purposes of Section 203, an “interested stockholder” is defined as an entity or person beneficially owning 15% or more of our outstanding voting stock, based on voting power, and any entity or person affiliated with or controlling or controlled by such an entity or person.

A “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. Section 203 could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by stockholders.

Such provisions may have the effect of deterring hostile takeovers or delaying changes in control of management or us.

Plan of Distribution

We may sell securities to purchasers directly, or through agents, dealers, or underwriters, or through a combination of any of those methods of sale.

The distribution of the securities may be made from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices.

The securities may be sold by us or by one or more of our subsidiaries that previously acquired the securities from us, from other of our subsidiaries, from third parties or in the open market. Any such subsidiary may be deemed to be an underwriter under the Securities Act of 1933.

Through Agents

We and the agents designated by us may solicit offers to purchase securities. Agents that participate in the distribution of securities may be deemed underwriters under the Securities Act of 1933. We will name any agent that will participate in the distribution of the securities, and any commission we will pay to it will be described in the applicable prospectus supplement. Any agent will be acting on a “best efforts” basis for the period of its appointment, unless we indicate differently in the applicable prospectus supplement.

To Dealers

The securities may be sold to a dealer as principal. The dealer may then resell the securities to the public at varying prices determined by it at the time of resale. The dealer may be deemed to be an underwriter under the Securities Act of 1933.

To Underwriters

The securities may also be sold to one or more underwriters and we will then execute an underwriting agreement with them at the time of sale. The names of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriters to resell the securities.

Convertible, Redeemable and Exchangeable Securities

If we choose to offer debt securities or preferred stock that is convertible, redeemable or exchangeable into or for third-party securities, we will identify in the applicable prospectus supplement:

•	the third-party,

•	the third-party securities offered,

•

all documents filed by the third-party pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 since the end of the third-party’s last completed fiscal year, to the extent the third-party is subject to the periodic reporting requirements of the Exchange Act, and

•	the document containing the description of the third-party securities.

Indemnification

We may enter into indemnification agreements with underwriters, dealers, agents and other persons participating in the distribution of securities, who will then be entitled to indemnification by us against some civil liabilities. The indemnification covers liabilities under the Securities Act of 1933.

Delayed Delivery Arrangements

We may authorize underwriters, dealers or other persons acting as our agents to solicit offers from a number of institutions to purchase securities from us. We will indicate our intention to do this in the applicable prospectus supplement. The contracts for these purchases will provide for payment and delivery on a future date or dates. These institutions include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, and must be approved by us. The obligations of purchasers under these contracts will be unconditional, except that:

•	at the time of delivery, the purchase of the securities shall not be prohibited under the laws of the jurisdiction of the purchaser; and

•	if the securities are also being sold to underwriters, we have to sell the securities not sold for delayed delivery to the underwriters.

The underwriters, dealers and other persons will not have any responsibility for the validity or performance of these contracts.

Validity of Securities

Unless otherwise indicated in the prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Mr. Wayne Watts, Senior Executive Vice President and General Counsel of AT&T Inc., and for any underwriters, dealers or agents, as the case may be, by Sullivan & Cromwell LLP, New York, New York. As of March 15, 2013, Mr. Watts owned less than 1% of the outstanding shares of AT&T. Sullivan & Cromwell LLP from time to time performs legal services for AT&T Inc.

Experts

The consolidated financial statements of AT&T Inc. incorporated by reference in AT&T’s Annual Report on Form 10-K (including the schedule appearing therein) for the year ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon incorporated by reference or included therein, and incorporated herein by reference. Such consolidated financial statements and schedule have been incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and schedule and the effectiveness of our internal control over financial reporting as of December 31, 2012, given on the authority of such firm as experts in accounting and auditing.

Documents Incorporated by Reference

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information incorporated by reference is considered part of this prospectus, and any information we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the following documents and information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our annual report on Form 10-K for the year ended December 31, 2012.

•	Our current reports on Form 8-K filed on January 17, 2013, January 24, 2013, January 25, 2013, February 4, 2013, February 12, 2013, March 5, 2013 and March 13, 2013.

•	Our Registration Statements on Form 8-A filed on May 30, 2012, December 6, 2012, December 17, 2012 and March 13, 2013.

•

Any other reports we file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act after the date of the first post-effective amendment to the registration statement and prior to effectiveness of that amendment.

•

Any documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering. If any statement in this prospectus conflicts with any statement in a document which we have incorporated by reference, then you should consider only the statement in the more recent document.

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may make your request by calling us at (210) 351-3049, or by writing to us at the following address:

AT&T Inc.’s Specialist — External Reporting

AT&T Inc.

208 S. Akard St.

Dallas, Texas 75202

When we refer to “we”, “our” or “us” in this prospectus we mean AT&T Inc. and its consolidated subsidiaries.

Where You Can Find More Information

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is part of that registration statement, which includes additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

U.S.$2,619,000,000

AT&T Inc.

4.600% Global Notes due 2045

Prospectus Supplement

January 29, 2015

Joint Book-Running Managers

MasterLink Securities Corporation	Mega International Commercial Bank Co., Ltd.